POWER OF ATTORNEY Know all by these presents that the undersigned, does hereby make, constitute and appoint Denis Butkovic and Chris Daly as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Amneal Pharmaceuticals, Inc. pursuant to Sections 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13D, Schedule 13G, Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Amneal Pharmaceuticals, Inc., unless earlier revoked in writing. This Power of Attorney also serves to revoke and replace as of the date hereof, any prior Power of Attorney executed by the undersigned with respect to the ownership of securities of Amneal Pharmaceuticals, Inc. The undersigned acknowledges that Denis Butkovic and Chris Daly are not assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. By:________________________ Name: Chintu Patel Date: ______________, 2023 DocuSign Envelope ID: B2998924-0695-4F64-A56D-22BF1D4316AD 5/5/2023 | 2:05 PM PDT